Exhibit 99.1

            The Simsbury Bank Announces Dividend Increase

    SIMSBURY, Conn.--(BUSINESS WIRE)--May 11, 2006--The Board of Directors of SBT Bancorp, Inc., (OTCBB:SBTB), the holding company of The Simsbury Bank & Trust Company, declared on May 9, 2006 a 5% increase of its annual cash dividend, raising the dividend on its common stock to $.42 per share. The dividend will be payable on June 16, 2006 to shareholders of record on May 26, 2006.
    The $.42 dividend represents a $.02 per share increase over the 2005 annual dividend of $.40 per share which was paid in June of 2005.
    Lincoln S. Young, Chairman of the Board, announced the dividend at the Bank's annual meeting held yesterday at the Bank's main office in Simsbury, Connecticut. "The Board is very pleased to express its continued confidence about The Simsbury Bank's future with this increase in dividend and that we can reward our shareholders, many of whom have been committed to the Bank since before it opened in 1995," said Young.
    Martin J. Geitz, President and CEO of the Bank, said, "We have focused on positioning the Bank for growth and are pleased to be able to increase our dividend at the same time. Having opened our fourth office, in Canton, in December 2005, and our fifth office, in Bloomfield, opening in June, we are pleased that the Bank's loans, deposits, revenues and total customers serviced all continue to show steady growth."
    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $210 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The company's stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB:SBTB. Visit the Bank's Web site at www.simsburybank.com

    Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of
1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

    CONTACT: The Simsbury Bank & Trust Company
             Ms. Susan Presutti, 860-408-5493
             fax: 860-408-4679
             spresutti@simsburybank.com